                                  EXHIBIT 11.01


COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)


                                                      THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           JUNE 30,                     JUNE 30,
                                                   -----------------------     --------------------------
                                                      1997           1996          1997          1996
                                                   ---------       --------     ----------    -----------
Primary:
Average common shares outstanding                     55,207         18,164         54,915         17,830
Net effect of dilutive stock
  options - based on the modified treasury
  stock method using average
  market price                                             -            248              -            120
                                                   ---------       --------     ----------    -----------

Totals                                                55,207         18,412         54,915         17,950
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------
Net (loss) income                                  $  (7,892)      $  4,713     $  (14,277)     $   8,849
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------
Per share amount                                   $   (0.14)      $   0.26     $    (0.26)     $    0.49
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------


Fully diluted:
Average common shares outstanding                     55,207         18,164         54,770         17,830
Net effect of dilutive stock
  options - based on the modified treasury stock
  method using quarter end market price which is
  greater than average market price                        -            251              -            121
                                                   ---------       --------     ----------    -----------

Totals                                                55,207         18,415         54,770         17,951
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------

Net (loss) income                                  $  (7,892)      $  4,713     $  (14,277)   $     8,849
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------

Per share amount*                                  $   (0.14)      $   0.26     $    (0.26)   $      0.49
                                                   ---------       --------     ----------    -----------
                                                   ---------       --------     ----------    -----------

* The primary net (loss) income per share is shown in the statements of operations. Net (loss) income per share under the primary and fully diluted calculations are equivalent.